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Exhibit (a)(1)(F)

INSTRUCTIONS TO
NOTICE OF WITHDRAWAL

        If you previously elected to accept the offer by United Therapeutics Corporation to exchange some or all of your outstanding Eligible Options for New Options, subject to and upon the terms and conditions set forth in the Offer to Exchange Certain Outstanding Stock Options for New Stock Options, dated November 26, 2008 (the "Offer to Exchange"), and you would like to change your election and withdraw the tender of some or all of your Eligible Options, you must complete, sign and date a copy of this Notice of Withdrawal and return it to United Therapeutics so that we receive it before 5:00 p.m., New York City Time, on December 26, 2008 (or on a later date, if we extend the exchange offer) (such expiration date, the "Expiration Date"), using one of the following means:

By Mail or Courier: United Therapeutics Corporation Attention: Alyssa Friedrich 1110 Spring Street Silver Spring, MD 20910	By Facsimile: United Therapeutics Corporation Attention: Alyssa Friedrich Facsimile: 301-608-2643
By Hand or Interoffice Mail: Attention: Alyssa Friedrich	By E-mail: afriedrich@unither.com

        Your Notice of Withdrawal will be effective only upon receipt by us. United Therapeutics will only accept delivery of the signed and completed Notice of Withdrawal by one of the methods of delivery described above. The method of delivery is at your own option and risk. You are responsible for making sure that the Notice of Withdrawal is delivered to the person indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Notice of Withdrawal before 5:00 p.m., New York City Time, on the Expiration Date. Your tendered Eligible Options will not be considered withdrawn until we receive your properly completed and signed Notice of Withdrawal. If you miss the deadline to submit the Notice of Withdrawal but remain an Eligible Optionholder, your previously tendered Eligible Options will be cancelled and exchanged pursuant to the exchange offer.

        If the signature on your Notice of Withdrawal is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer's full title must be identified on this Notice of Withdrawal and proper evidence of the authority of such person to act in such capacity must be provided with your Notice of Withdrawal.

        If you do not receive a confirmation of receipt of your Notice of Withdrawal from us within five business days after the date your Notice of Withdrawal should have been received by us, or if you submit your Notice of Withdrawal less than five business days before the expiration of the exchange offer, which we expect will be 5:00 p.m., New York City Time, on December 26, 2008, please contact Alyssa Friedrich, by hand or interoffice mail, by facsimile to 301-608-2643, by mail or delivery to 1110 Spring Street, Silver Spring, Maryland 20910, by phone at 240-821-1730, or by e-mail to afriedrich@unither.com.

DO NOT COMPLETE AND RETURN THIS NOTICE OF WITHDRAWAL UNLESS YOU
WISH TO WITHDRAW SOME OR ALL OF YOUR PREVIOUS TENDER OF ELIGIBLE OPTIONS.

United Therapeutics Corporation
Offer to Exchange Outstanding Stock Options
Notice of Withdrawal

        I previously received a copy of the Offer to Exchange, dated November 26, 2008, and the related Election Form. I completed, signed and returned the Election Form, in which I elected to tender some or all of my Eligible Options as set forth in the Election Form. I understand that, by signing this Notice of Withdrawal and delivering it to United Therapeutics, I withdraw my acceptance of the exchange offer and reject the exchange offer with respect to some or all of my Eligible Options. By rejecting the exchange offer in whole or in part, I understand that I will not receive New Options in exchange for my Eligible Options that I previously tendered and am now withdrawing, and I will keep such Eligible Options with their existing term, exercise price, vesting schedule and other terms and conditions. My Eligible Options will continue to be governed by the United Therapeutics Amended and Restated Equity Incentive Plan and by my existing stock option agreements with United Therapeutics. The withdrawal of some or all of my Eligible Options from the exchange offer is at my own discretion. I agree that United Therapeutics will not be liable for any costs, taxes, losses or damages I may incur as a result of my decision to withdraw some or all of my Eligible Options from the exchange offer.

☐
I elect to withdraw all of my Eligible Options that I previously chose to exchange pursuant to the Offer of Exchange. Therefore, I have completed and signed this Notice of Withdrawal. I do not accept the offer to exchange any of my Eligible Options.

☐
I elect to withdraw my election to exchange each of the Eligible Options listed below (and on any additional sheets which I have attached to this Notice of Withdrawal):

Grant Date	Number of Outstanding Options Tendered	Exercise Price	Number of Options to be Withdrawn

☐
I have attached an additional sheet listing my name and any additional Eligible Options with respect to which I wish to withdraw my election to exchange.

        I have signed this Notice and printed my name exactly as it appeared on the Election Form.

Signature of Eligible Optionholder	Date and Time
Print Name of Eligible Optionholder	Social Security Number
Email Address or Fax Number

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  Exhibit (a)(1)(F)